Exhibit 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Stewart Enterprises, Inc. on Form S-3 of our reports, which include an explanatory paragraph related to changes in the Company's method of accounting for cemetery sales and its method of accounting for funeral services investment trust fund earnings, dated December 16, 1997 on our audits of the consolidated financial statements and financial statement schedule of Stewart Enterprises, Inc. and Subsidiaries, as of October 31, 1997 and 1996 and for each of the three years in the period ended October 31, 1997. We also consent to the reference to our firm under the caption "Experts".





/s/ PricewaterhouseCoopers LLC
December 30, 1998